     SECOND AMENDMENT made this 17th day of July, 2006 to the Agreement dated as of December 8, 2004 (the “Agreement”) as amended by the First Amendment dated as of August 10, 2005 (the “First Amendment”), each by and between Jacuzzi Brands, Inc., a Delaware corporation (the “Company”) with its principal office in West Palm Beach, Florida, and David H. Clarke, a resident of Wellington, Florida (the “Executive”) (collectively, the “Parties”).

     WHEREAS, the Agreement originally provided for the Executive’s retirement and commencement of full retirement benefits effective October 2, 2005;

     WHEREAS, pursuant to the First Amendment and effective August 10, 2005, the Executive agreed to delay his retirement and the commencement of his full retirement benefits in order to facilitate an appropriate CEO succession plan for the benefit of the Company;

     WHEREAS, the Company has adopted a succession plan providing for the assumption of the Company CEO role by Alex P. Marini effective August 31, 2006, and the Executive has agreed to remain in the employ of the Company until September 30, 2006 in order to assist in the execution of this plan, after which time the Executive will retire all positions with the Company; and

     WHEREAS, the Company wishes to clarify and memorialize certain agreements with the Executive intended to compensate the Executive for the delay in his scheduled retirement and the consequent delay in commencement of his agreed retirement benefits.

      NOW, THEREFORE, the parties hereby agree as follows:

     1. The second recital of the Agreement and the first paragraph of Section 1 of the First Amendment beginning “WHEREAS, Executive has expressed . . .” and ending “… (his “Retirement Date”).” are deleted in their entirety and the following language is substituted in place thereof:

     “WHEREAS, the Executive and the Company have agreed that the Executive shall retire as Chief Executive Officer effective as of August 31, 2006 and as a member and Chairman of the Board effective as of September 30, 2006 (his “Retirement Date”), except that with respect to Section 3(e) of the Agreement, the term “Retirement Date” shall still mean October 2, 2005.”

     2. Section 2 of the Agreement is deleted in its entirety and the following paragraph is substituted in place thereof:

     “2. Transition of Duties and Retirement. On August 31, 2006, the Executive shall resign his title as Chief Executive Officer of the Company. From August 31, 2006 until the Retirement Date, the Executive shall remain as an employee of the Company in the position of executive Chairman of the Board. Effective as of the Retirement Date, the Executive shall retire from his position as executive Chairman of the Board and shall resign and cease his employment with the Company and his membership on the Board (as well as all other employment positions, officer roles and directors positions with the Company and its subsidiaries). To the extent of the Company’s performance against existing bonus targets, and giving Executive credit for achieving his personal business objectives not less than in proportion to the achievement of such existing bonus targets, Executive shall be deemed to have earned and shall be entitled to receive his bonus for FYE 2006, which shall be paid as provided in Section 3(a) of the Agreement. For purposes of the Agreement, “Separation Date” shall mean the “Retirement Date”, as defined herein.”

     3. Section 3(a) of the Agreement is amended to delete from the first sentence thereof the words “continue to serve as Chairman of the Board and Chief Executive Officer and”.

     4. Section 3(b) shall be amended by deleting it in its entirety and substituting the following paragraph:

      “3(b). As of the date of the Second Amendment, Executive holds options with respect to 95,000 shares of the Company’s Common Stock, which were granted to Executive in 2002 under the U.S. Industries, Inc. Stock Option Plan, initially effective April 13, 1995 (the “SOP”). Such options shall continue to vest in accordance with their terms and terms of the SOP, provided, however, notwithstanding anything therein to the contrary, all of such options shall vest on the Retirement Date and shall be exercisable for a period of twelve (12) months following the Retirement Date.”

     5. Section 3(c) of the Agreement is amended by deleting it in its entirety and substituting the following paragraph:

      “3(c). As of the date of the Second Amendment, Executive owns 295,365 shares of restricted Common Stock which have not vested. All of such shares shall vest on the Retirement Date, if not previously vested in accordance with their terms.”

     6. Section 4 of the Agreement is amended by deleting the heading in its entirety and substituting the following heading “Post-Employment Covenants”, and by adding the following paragraph:

      “4(f). During the period the Executive is employed with the Company and for twelve (12) months following the Retirement Date, Executive will, at the Company’s reasonable request (and, following the Retirement Date, subject to Executive’s other commitments), assist and cooperate with the Company in such manner as Executive may reasonably determine is appropriate under the circumstances in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its current or former employees or directors, or in connection with any ongoing or future investigation or claim of any kind involving the Company or any of its current or former employees or directors, to the extent such investigation or claim arises out of or is in connection with Executive’s relationship with the Company. Executive further agrees to execute and deliver any documents that may be reasonably necessary for carrying out the provisions of this Section 4(f). Nothing in this Section 4(f) shall require Executive to take any action prejudicial to Executive’s interests. The Company shall reimburse Executive for any reasonably necessary out-of-pocket expenses incurred by Executive and supported by appropriate documentation in connection with Executive’s assistance and cooperation.”

     7. Section 5 of the Agreement is amended by adding the following sentence at the end of the existing paragraph:

      “For the avoidance of doubt, Executive shall not receive any benefits under Section 2 and Section 3 until Executive has executed the Release attached hereto as Annex 1 and the revocation period described in the penultimate paragraph thereof has lapsed. The Company shall simultaneously execute the Release attached hereto as Annex 2.”

     8. Exhibit A of the Agreement is amended to delete paragraph A thereof in its entirety and substitute the following paragraph in its place:

     “A. On or before the Retirement Date, the Company shall pay to the Executive a lump sum cash payment of $808,000 in consideration of the retirement benefits that the Executive would have received under the Company pension benefit arrangements during FYE 2006 if the Executive had been permitted to take his retirement as of October 2, 2005, as originally agreed between the Executive and the Company. Such payment shall be in addition to and not reduce any other retirement benefits or other compensation to which the Executive is entitled under the Agreement or otherwise.”

     9. Exhibit A of the Agreement is amended to delete (a) the first three sentences of paragraph D and (b) paragraph E in its entirety. With respect to paragraph D, Executive shall notify the Company in writing on or before the Retirement Date as to whether or not he would like the life insurance policies assigned to him, if they are assignable. With respect to paragraph E, the following paragraphs shall be substituted as a new paragraph E:

      “E. On September 30, 2006, the Company shall pay to the Executive’s associated entity a lump sum cash payment as a reimbursement of the personal office expenses relating to rent, utilities (not including telephone or other communications equipment or services) and cleaning incurred by the Executive in connection with the office lease dated September 29, 2004 undertaken by the Executive in contemplation of his retirement originally scheduled to occur as of October 2, 2005. The amount of said payment will be equal to the actual amount spent, supported by appropriate documentation, by Executive or Executive’s associated entity. From the Retirement Date through June 30, 2008 (or such earlier date that the Executive or his associated entity ceases to incur lease payment obligations with respect to such personal office space), upon written notice from the Executive, the Company shall reimburse the Executive’s associated entity for the foregoing expenses with respect to such office space. The aggregate gross total amount of such expenses reimbursed to Executive’s associated entity shall not exceed $150,000 and any reimbursement shall, to the extent required by applicable law, be net of such applicable withholding taxes.

      Executive shall be entitled to remove from the West Palm Beach office his “personal effects”, which shall include personally owned items and photographs of his personally owned sailboats. “Personal effects” shall not include any business related and any company owned items, such as computers, etc.”

     10. Exhibit A of the Agreement is amended by deleting paragraph F and substituting the following new paragraph in its place.

     “For a period of twelve (12) months following the Retirement Date, the Company shall continue to provide Executive with the services of his current executive assistant at her current salary, including comparable benefits and customary raises. The compensation of the executive assistant shall be paid by the Company. It is understood that the employment of the executive assistant will be terminated by the Company after the completion of the twelve (12) month period, at which time she will then receive severance from the Company in accordance with the Company’s standard termination policy existing at the date of this Amendment.”

     11. Exhibit A of the Agreement is amended to delete paragraph G thereof in its entirety.

     12. Exhibit B of the Agreement is hereby deemed amended to include and encompass within the summary of restricted stock awards set forth therein, the award of 75,000 shares of restricted Company Common Stock received by the Executive as of December 5, 2005, and further, the Company and executive acknowledge that as of the date hereof, Executive owns a total of 295,365 shares of restricted Common Stock which have not vested.

      13. Exhibit C of the Agreement is deleted in its entirety.

      The Agreement, as amended herein, shall remain in full force and effect.

     IN WITNESS WHEREOF, as of the date first above written, each of the Parties hereto has duly executed this Agreement and the Releases of the respective Parties attached hereto as Annex 1 and Annex 2.

JACUZZI BRANDS, INC.

By:	/s/ Steven C. Barre

	Name:	Steven C. Barre
	Title:	Senior Vice President, General Counsel and Secretary

/s/ David H. Clarke

David H. Clarke

ANNEX1

RELEASE

     Reference is made to the agreement between me and Jacuzzi Brands. Inc., a Delaware corporation, (the “Company”) dated December 8, 2004 (as amended by the First Amendment thereto dated August 10, 2005 and the Second Amendment thereto dated July 17, 2006 (collectively, the “Agreement”).

     In consideration of the mutual agreements between the Company and me as set forth in the Agreement, I hereby acknowledge that I have no claims against the Company nor any knowledge of any incidence or injury which could result in a claim against the Company for worker’s compensation or otherwise; therefore I voluntarily release and forever discharge the Company, its former and present parents, subsidiaries and affiliates, and its and their respective directors, officers, employees, agents, predecessors, successors and assigns (the “Released Parties”) of and from any and all causes of action, suits, claims, charges, complaints, contracts, agreements and promises whatsoever, in law or equity, against the Released Parties which I, my heirs, executors or administrators, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever occurring prior to the execution of this release, including, but not limited to any and all matters arising out of my employment by any of the Released Parties, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Older Workers Benefit Protection Act and any other federal, state or local law, regulation or ordinance, and/or public policy. Anything contained herein notwithstanding, this release excludes any claims that may arise with regard to the Company’s duties, obligations, rights and benefits set forth in the Agreement and all agreements, plans and programs incorporated therein, including but not limited to the employment agreement between the Company and me, dated as of February 22, 1995, which agreement was amended twice, most recently as of September 1, 1999, and any claim for benefits pursuant of the terms of the Company’s life insurance/medical/health/dental and the welfare programs for employees and retirees, pension plan (qualified and non-qualified), savings/401(k) plan and stock option and other equity plans (collectively, the “Excluded Claims”).

     I certify that I have the intention of releasing all claims recited herein, except for the Excluded Claims, in exchange for the consideration noted above, which I acknowledge as adequate and satisfactory to me and which constitutes additional compensation to me. I acknowledge that neither the Company nor any of its agents or representatives has made any representations to me concerning the terms or effects of this release other than those contained herein.

ANNEX 1

     I acknowledge that I have been advised by the Company that I am entitled to a period of up to twenty-one (21) days within which to consider this release before signing it, if I wish. I expressly acknowledge that I have taken sufficient time to consider this release before signing it. I understand that this release will not become effective or binding until seven (7) days after it is signed, during which time I may revoke it if I wish to do so. I further understand that any revocation must be in writing and directed to Steven C. Barre, Sr. Vice President, General Counsel and Secretary, Jacuzzi Brands, Inc., Phillips Point-West Tower, Suite 1100, West Palm Beach, Florida 33401 (fax 561-514-3888).

     I acknowledge and agree that I am fully aware of my right to discuss any and all aspects of this matter with any attorney of my choice, that the Company has advised me of that right and encouraged me to utilize that right, that I have carefully read and fully understand all of the provisions of this release, and that I am voluntarily signing it.

	Sign:	/s/ David H. Clarke

David H. Clarke
Date: July 17, 2006

2

ANNEX 2

RELEASE

     Reference is made to the agreement between David H. Clarke (“Clarke”) and Jacuzzi Brands, Inc., a Delaware corporation, (the “Company”) dated December 8, 2004 (the “Agreement”).

     In consideration of the benefits to be provided to the Company by Clarke pursuant to the Agreement and Clarke’s entering into a comparable release in favor of the Company, the Company hereby acknowledges that it has no claims against Clarke nor any knowledge of any incidence or injury which could result in a claim against Clarke; therefore the Company voluntarily releases and forever discharges Clarke, his heirs, executors or administrators (the “Released Parties”) of and from any and all causes of action, suits, claims, charges, complaints, contracts, agreements and promises whatsoever, in law or equity, against the Released Parties which the Company, its former and present parents, subsidiaries and affiliates, and its and their respective directors, officers, employees, agents, predecessors, successors and assigns, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever occurring prior to the execution of this release. Anything contained herein notwithstanding, this release excludes any claims that may arise with regard to Clarke’s duties, obligations, rights and benefits set forth in the Agreement and all agreements, plans and programs incorporated therein, including but not limited to the employment agreement between the Company and Clarke, dated as of February 22, 1995, as amended.

JACUZZI BRANDS, INC.

By:	/s/ Steven C. Barre

	Name:	Steven C. Barre
	Title:	Senior Vice President, General Counsel and Secretary

Date: July 17, 2006